SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549

                                    FORM SB-2

                             Registration Statement
                                    Under the
                             Securities Act of 1933

                        (Amendment No. _________________)

                          ZING TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

          New York                5065                   13-265062
--------------------------------------------------------------------------------
        (State or Other    (Primary Standard        (I.R.S. Employer
        Jurisdiction of    Industrial Classification  Identification No.)
        Incorporation         Code Number)
        or Organization)

                 115 Stevens Avenue, Valhalla, New York, (914) 747-7474
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                     115 Stevens Avenue, Valhalla, New York
--------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

Zing Technologies, Inc., 115 Stevens Avenue, Valhalla, New York, (914) 747-7474
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent For Service)

          Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /
                      ----------------------------------------------------------
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                                       -------------------------

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /-----------------------------


                                            CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                      Proposed
     Title of Each                               Proposed             Maximum
       Class of              Dollar               Maximum            Aggregate
      Securities          Amount to be        Offering Price          Offering            Amount of
   to be Registered        Registered            Per Unit              Price           Registration Fee
------------------------------------------------------------------------------------------------------------------
  Common Stock,         $2,740,622.50         $13.75           *   $2,740,622.50        $945.04
  par value $.01 per
  share

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------


               *Estimated solely for the purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common Stock on November 1, 1995, as reported on the NASDAQ - National Market System.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              CROSS REFERENCE SHEET

                           Pursuant to Rule 501(a)(4)
                       of Regulation S-B showing location
                      in Prospectus of Information Required
                         By Items in Part I of Form SB-2

                                                           Location/Caption
     Item                                                   in Prospectus
     ----                                                 -----------------

     1.   Front of Registration Statement
          and Outside Front Cover of Prospectus  . . . . . .  Outside front cover page

     2.   Inside Front and Outside
          Back Cover Pages of Prospectus . . . . . Inside front and outside back cover pages

     3.   Summary Information and Risk Factors . . . . . . . . Risk Factors

     4.   Use of Proceeds  . . . . . . . . . . . . . . . .  Use of Proceeds

     5.   Determination of Offering Price  . . . . . . . . . Not Applicable

     6.   Dilution . . . . . . . . . . . . . . . . . . . . . Not Applicable

     7.   Selling Security Holders . . . . . . . . . . Selling Shareholders

     8.   Plan of Distribution . . . . . . . . . . .  Plan of Distribution/
                                                             Sale of Shares

     9.   Legal Proceedings  . . . . . . . . . . . . . . . . Not Applicable

     10.  Directors, Executive Officers,
          Promoters and Control Persons  . . . . . . . . . . . . Management

     11.  Security Ownership of Certain
          Beneficial Owners and Management . . . . . . . Security Ownership

     12.  Description of Securities  . . . . . . . . . . . . . Common Stock


     13.  Interest of Named Experts
          and Counsel  . . . . . . . .  Management -- Certain Transactions;
                                        Legal Matters; Selling Shareholders

     14.  Disclosure of Commission Position on
          Indemnification for Securities Act Liabilities .  Indemnification

     15.  Organization Within Last Five Years
                                         Management -- Certain Transactions

     16.  Description of Business  . . . . . . . . . . . . . .  The Company

     17.  Management's Discussion and Analysis
          or Plan of Operation . . . . . . . . . . . . . . . Not Applicable

     18.  Description of Property  . . . . . . . . . . . . . .  The Company

     19.  Certain Relationships and Related
          Transactions . . . . . . . . . Management -- Certain Transactions

     20.  Market for Common Equity and Related
          Stockholder Matters  . . . . . . . . . . . . . . . . Common Stock

     21.  Executive Compensation . . . . . . . . . . . . . . . . Management

     22.  Financial Statements . . . . . . . . . . . . Financial Statements

     23.  Changes in and Disagreements With Accountants
          on Accounting and Financial Disclosure . . . . . . Not Applicable

PROSPECTUS

                             ZING TECHNOLOGIES, INC.

                         199,318 Shares of Common Stock
                           (Par Value $.01 Per Share)


     This Prospectus relates to 199,318 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Zing Technologies, Inc., a New York corporation (the "Company"), which may be sold from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders" below. The Shares have been issued or are issuable to the Selling Shareholders upon the exercise of certain warrants (each a "Warrant") granted to the Selling Shareholders in connection with their past compensation as officers, directors or employees of the Company. The Company has received or will receive approximately $1.34 for each Share issued upon the exercise of a Warrant. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The expenses of registration incurred in connection with this offering, up to $.15 per share, together with all selling and other expenses incurred by the Selling Shareholders in connection with the sale of the Shares, will be borne by the Selling Shareholders. Expenses of registration in excess of $.15 per share, if any, will be borne by the Company. The Company is not aware of any underwriting arrangements with respect to the sale of any of the Shares by the Selling Shareholders.

     The Shares may be offered by or for the account of the Selling Shareholders, from time to time, on the NASDAQ National Market System or on any stock exchange on which the Shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers who may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares (which compensation as to a particular broker-dealer might be in excess of customary commissions). Any broker-dealer acquiring Shares from a Selling Shareholder may sell such Shares in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, or through a combination of such methods. See "Selling Shareholders" and "Plan of Distribution/Sale of Shares".

     The Common Stock is traded in the NASDAQ National Market System under the symbol "ZING". On November 1, 1995, the average of the high and low prices for shares of the Common Stock was $13.75 per share, as reported on the NASDAQ National Market System.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR

ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                                                              Underwriting
                                                             Discounts and                Proceeds to Issuer
                                   Price to Public           and Commissions              or Other Persons(1)
                                   -------------------  ------------------------  ------------------------------
Per Share Total                         100%                        0%                          100%


       (1)The Selling Shareholders may effect transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders. See "Plan of Distribution/Sale of Shares."


                             The date of this Prospectus is November 8, 1995.

                                        [End of Outside Front Cover.]



                                    [Inside Front or Outside Back Cover]

       No person has been authorized to give any information or to make any representation other than as contained or incorporated by reference in this Prospectus, and any information or representation not contained or incorporated by reference herein should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those described on the cover page or an offer to sell or a solicitation of an offer to buy the Shares in any State or other jurisdiction where, or to any person to whom, it is unlawful to make such offer. Neither the delivery of this Prospectus nor any sales made hereunder, under any circumstances, shall create any implication that there has been no change in the affairs of the Company between the date hereof and the date of any such sale.

                                TABLE OF CONTENTS


Section                                                           Page
-------                                                           ----


RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . .    4

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .    6

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . .   18

SECURITY OWNERSHIP  . . . . . . . . . . . . . . . . . . . . . . .   20

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . .   22

PLAN OF DISTRIBUTION/SALE OF SHARES . . . . . . . . . . . . . . .   24

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   25

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .   25

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . .   26

INDEX TO FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . .   27

                         AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices: the Northeast Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048, and the Midwest Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is traded on the NASDAQ National Market System, and the Company's reports and proxy statements may be inspected at the offices of the National Association of Securities Dealers, Inc., located at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") on Form SB-2 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered by this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares offered hereby. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as an exhibit to the Registration Statement or otherwise filed with the Commission. See also "Incorporation of Certain Documents by Reference".


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents (or parts thereof) filed by the Company with the Commission are incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995;

     2.   The  Company's Definitive  Proxy Statement,  dated
          August  10,  1995;  for   the  Annual  Meeting  of
          Shareholders held on September 12, 1995;

     3. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

     4. The description of the Common Stock contained in the registration statement filed under the Exchange Act registering such Common Stock under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment indicating that all of the Shares have been sold, or deregistering all of the Shares that, at the time of such post-effective amendment, remain unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company shall furnish without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests for such documents should be directed to Deborah
J. Schrader, Secretary,  Zing Technologies, Inc., 115  Stevens Avenue,
Valhalla, New  York 10595.   The Company's  telephone number is (914)
747-7474.

                             RISK FACTORS

     The following factors should be carefully considered in evaluating the Company, its two subsidiaries, Omnirel Corporation ("Omnirel") and Transition Analysis Component Technology, Inc. ("TACTech"), and their respective businesses before purchasing the securities offered hereby.

Dependence Upon Major Customers/Projects for Omnirel Products
-------------------------------------------------------------

     Sales of various industrial products to a single customer represented 19% of Omnirel's sales revenues for the Fiscal Year 1994 and 65% of Omnirel's sales revenues for fiscal year 1995. A single project accounted for approximately 16% of Fiscal Year 1994 sales and 63% of fiscal year 1995 sales. Because of Omnirel's dependence on sales to one major customer in Fiscal Years 1994 and 1995, and anticipated dependence on sales to such customer in Fiscal Year 1996, which, based on existing orders are expected to be less than in 1995, there can be no assurance that fiscal 1996 sales will match 1995 sales, or that, in the event sales to such major customer decline over the succeeding years, Omnirel will be able to compensate for the loss of such sales in Fiscal Year 1996 and beyond.

Decline in Defense and/or Aerospace Spending
--------------------------------------------

     Although Omnirel's military, defense and aerospace business represents a decreasing percentage of its overall sales in recent years (and, therefore, is decreasing in its significance), the businesses of both Omnirel and TACTech continue to depend to a substantial extent upon sales to military, defense and aerospace contractors. In the event that military, defense and/or aerospace spending were to decline significantly over the next several years, sales by Omnirel and TACTech could suffer a corresponding or greater decline. In such event, both companies would have to seek replacement markets in other industries. There can be no assurance that such markets would be available or that either company would be successful in penetrating them.


Dependence on Key Personnel
---------------------------

     The businesses of Omnirel and TACTech are substantially dependent upon the active participation and technical expertise of their executive officers. Omnirel is dependent upon the services of John F. Catrambone, its Chief Executive Officer, while TACTech is dependent upon Malcolm Baca, its Executive Vice President and Chief Operating Officer. The Company currently maintains key-man life insurance policies on both such executive officers in the amounts of $1,500,000 and $1,700,000, respectively. Omnirel also maintains a key-man life insurance policy on Mr. Catrambone in the amount of $2,500,000. Both the Company's and Omnirel's Boards of Directors regularly re-evaluate the need for and amount of such key-man life insurance. There can be no assurance, however, that the Company or Omnirel can obtain executives of comparable expertise and commitment in the event of death, or that the business of the Company would not suffer material adverse effects as the result of the death

(notwithstanding  coverage   by  key-man  insurance),   disability  or
voluntary departure of any such executive officer.

Absence of Dividends
--------------------

     The Company does not currently intend to pay cash dividends on its Common Stock. The Board of Directors present policy is to retain earnings to provide funds for the operations and expansion of the Company's business. The Company's dividend policy is reviewed from time to time by its Board of Directors in light of its earnings and financial condition, its research and development and other needs, and such other business considerations as the Board of Directors considers pertinent.

Competition
-----------

     Although the market for multi-chip power modules and packaged semiconductor components is fragmented and no single company maintains a dominant position, it is nevertheless highly competitive among the five manufacturers (including Omnirel) who collectively account for approximately 65% of sales to such market. Omnirel believes that its products and technologies can compete favorably with the products of its principal competitors. Nevertheless a few of these competitors have greater financial, marketing, servicing and research and development resources than those of Omnirel. There can be no assurance that existing or potential competitors will not develop and market products that are superior or perceived to be superior to multi-chip power modules and other products supplied by Omnirel.

     TACTech's license agreements are cancelable on thirty (30) days' notice. Approximately 50% of TACTech's information for its data bases comes from numerous companies in the private sector. Accordingly, there can be no assurance that existing arrangements with private suppliers of data will continue in effect or, if they are canceled, that TACTech will be able to enter into arrangements with other suppliers on terms as beneficial to TACTech as those presently in effect. Moreover, there can be no assurance that other companies, including existing customers of TACTech, will not avail themselves of sources of data to develop their own software and data base services either in competition with TACTech or to enable them to have their own sources for such services. TACTech's software services and data bases are protected by trade secret provisions of license agreements and by copyright laws, but because such provisions and laws are frequently difficult or costly to enforce, there can be no assurance that such protection will prove effective.

Technological Change and New Product Development
------------------------------------------------

     In the event of changes in the structure of the computer hardware systems used by subscribers to operate TACTech's data base software, TACTech would incur capital costs for new equipment and development costs in connection with the reconfiguring of its software programs, which costs could be substantial and could have an adverse effect on TACTech's profitability. In addition, TACTech regularly incurs capital costs in connection with its new product development in advance of their being ready for market, and there can be no assurances that such new products will prove profitable.



                              THE COMPANY

     The Company is a holding company with one material 98% owned operating subsidiary, Omnirel (approximately 84% owned by the Company on a fully diluted basis), and one non-material 90% owned operating subsidiary, TACTech. The Company was incorporated in New York on October 17, 1969.

Background and Business
-----------------------

     Since June 26, 1991, when the Company acquired Omnirel, the Company has engaged in the manufacture and sale of high reliability power semiconductor multi-chip modules and packaged semiconductor components in its niche market and has expanded its distribution into the high-end commercial and industrial market.

     High reliability power semiconductor multi-chip modules are defined as electronic components and are single-package devices with a power dissipation of five watts or more. They combine active power semiconductor components and passive components (such as capacitors and resistors) which form integrated smart power electronic circuits which control, drive and regulate the input and output of power (electricity) in motion control and power supply applications for use in electronic systems and equipment. Omnirel manufacturing techniques and design standards for the military and high-reliability industrial markets are more exacting than is the case for commercial general purpose hybrid circuit components. The products manufactured by Omnirel include custom designed products as well as standard commodity products.

     Omnirel produces both standard and custom products in a clean room environment and is certified to MIL-STD 1772, the highest level of military certification for a hybrid circuit manufacturer, and is registered to ISO 9001. Omnirel's products are used where circuit density (including miniaturization), electrical performance and reliability are critical design requirements, such as in the defense, aerospace, commercial transportation and medical device industries. Omnirel's products are also used in the production of industrial controls and power supplies where these same criteria are needed.

     TACTech licenses proprietary computer software databases to military semiconductor manufacturers, the Department of Defense and defense contractors. The databases provide the end users with information useful in determining the projected life cycle (obsolescence) of microcircuits and discrete semiconductor devices used primarily in the manufacture of systems for military and aerospace applications. TACTech software also contains a description and the general specification of each microcircuit and discrete semiconductor device, thereby allowing the user to identify functionally interchangeable devices from various manufacturers and to upgrade and rank the devices according to life cycle and availability based on sources of supply. The TACTech database is believed to include virtually all standard microcircuits and discrete devices with high reliability specifications used primarily for military or aerospace application. The database is constantly updated and delivered on a real-time or near real-time basis. TACTech is not presently a material subsidiary to the Company.

     Until May 19, 1993, the Company was principally engaged in the business of distributing high reliability electronic semiconductor components used in military and aerospace equipment and providing value-added services under the name Zeus Components, Inc. It was one of the largest distributors in this niche market, representing over thirty semiconductor manufacturers, with a product line which consisted of integrated circuits, discrete semiconductors, and passive components. Integrated circuits generally are sold at higher unit prices and at higher unit gross profit margin than discrete semiconductors. Passive components generally consist of capacitors and resistors.

     On May 19, 1993, the Company sold the net assets of its high reliability electronic component distribution and value added service businesses to Arrow Electronics, Inc. (the "Arrow Sale"). Arrow is the world's largest electronic components distributor. The purchase price was $24,254,000, representing a premium of approximately $3,000,000 over the net book value of the assets transferred. In May 1996 the Company is entitled to receive up to $2,000,000 from Arrow as additional purchase price depending on the performance of Arrow's high reliability electronic components and value-added business. Based upon information received to date, the Company believes sales are running at a rate which would make it more likely than not that some or all of the $2,000,000 will be realized by the Company.

Competition
-----------

     The market for high reliability power semiconductor multi-chip modules is fragmented. There is no single firm which maintains a dominant position, either in technology or in market share. Based on recent industry publications of Frost & Sullivan, Moody Associates and the Semiconductor Industry Association, the total available market for high reliability power semiconductor multi-chip modules within the United States was approximately $300,000,000 in 1993 and $330,000,000 in 1994, and is expected to grow at a rate greater than 10% per annum during the later 1990's. The market for power hybrid products which Omnirel addresses is in excess of $125,000,000 a year and approximately 65% of the sales to such market are made by five manufacturers (including Omnirel) of power hybrid components. Omnirel is the only such manufacturer whose primary focus is on high reliability power semiconductor multi-chip modules. The principal competitors of Omnirel are other hybrid manufacturers, original equipment manufacturers with internal capability and power semiconductor manufacturers who offer multi-chip modules as a complementary product line. Omnirel distinguishes itself in the marketplace principally on the strength of its focus on power applications. It has complete design, manufacturing and high reliability screening capabilities in-house, and has developed a reputation for innovative solutions for customer needs. The Company also competes on the basis of pricing and delivery.

Marketing and Sales
-------------------

     Omnirel markets its products through four regional sales managers in the United States and twenty-five sales representative organizations world-wide. Omnirel sells both standard and custom products to approximately two hundred customers world-wide. Standard products are sold both through distributors and directly to customers. Custom products are sold directly to customers.

     Omnirel publishes and distributes to its existing customers and potential new customers a catalogue of its standard products. Omnirel management has focused its marketing effort in the United States where nineteen independent sales representatives are coordinated by Omnirel's sales management. Key accounts are also covered by area managers in each sales region. Six representatives/distributors are currently in place in Europe marketing Omnirel's products.

     Omnirel's customers are primarily major electronic equipment and systems manufacturers such as General Electric, Loral, Bendix, Hamilton-Standard, Hughes Aircraft, Boeing, Texas Instruments, Raytheon and Motorola. Sales of various products to General Electric representing multiple industrial and military/aerospace programs at four separate locations aggregated 65% of Omnirel's sales revenues for fiscal year 1995 of which a single project accounted for approximately 63% of 1995 sales. Based upon orders already placed, sales to General Electric are expected to represent a significant portion of Omnirel's fiscal 1996 sales. The Company expects that the current General Electric orders will be filled during the first three quarters of fiscal 1996, and while additional sales to such customer are likely, revenues from General Electric are expected to decline significantly over the next several years. The amount of the decline is dependent upon factors such as the level of General Electric's business, whether Omnirel continues as General Electric's sole source supplier and whether Omnirel can produce the products required by General Electric based upon changing technology. Arrow is Omnirel's exclusive distributor of its single and multi-chip semiconductor devices for a period ending December 31, 1996.

          Omnirel's customers outside the United States and export sales outside the United States are as follows:

                                      1995     1994      1993
--------------------------------------------------------------------------------
                                        (000's omitted)

                  Canada              $67      $89     $ --

                  Europe              172      183      249

                  Mid East
                   (Israel)            99       30       24

                  Far East (Japan)     12        5        4

                  South Pacific
                   (Australia)         12      151       44
                                      ---     ----      ---

                       Total         $362     $458     $321
                                      ===      ===      ===


          Omnirel's backlog on June 30, 1995 was $15,900,000; $9,100,000 of which is represented by the General Electric order. Approximately 90% of the backlog is deliverable over the next 12-month period.

          For the fiscal years 1995, 1994, and 1993 Omnirel did not enter into any contracts with either customers of the United States Government or any agency of the United States Government. Omnirel sells its products to subcontractors of certain government agencies through customer purchase orders. Cancellation of purchase orders from time to time is customary in the power hybrid component industry. Under standard industry practices, in the event of cancellation,
     Omnirel is entitled to reimbursement of costs incurred and a reasonable profit for work performed prior to the cancellation.

          The sale of Omnirel products is not seasonal. However, the timing of sales to Omnirel's principal customer was concentrated predominantly in the fourth quarter, and to a lesser extent the third quarter, of fiscal 1995.

     Product Warranty
     ----------------

          Omnirel warrants that its products are free from defects in workmanship and meet with the agreed upon specifications supplied by the customer or Omnirel's current published specifications. Omnirel's liability for defective products is limited solely to replacement thereof upon receipt from the customer of notice of breach of warranty within varying periods of between three (3) and twelve (12) months of the date of shipment, depending upon the product. Omnirel disclaims any liability for a customer's cost of replacement of defective products, for lost profits, loss of use and consequential damages. Omnirel also disclaims any warranty or merchantability and all other warranties, express or implied.

     Suppliers and Materials Used
     ----------------------------

          Unpackaged semiconductors, in chip form and other components such as capacitors and resistor chips or surface mount devices, metal and plastic packages and ceramic materials are used by Omnirel in the manufacture of its products. These materials and components, none of which is presently in short supply, are purchased from time to time on the open market, and Omnirel has no long term commitments for their purchase. Omnirel is not dependent on any one supplier for a primary material. Omnirel has agreements with a number of premier semiconductor manufacturers which allow Omnirel to buy products directly from such manufacturers. These agreements also allow Omnirel to be apprised of technological advances and developments.

     Patents, Trademarks and Licenses
     --------------------------------

          Omnirel does not possess any patents for proprietary manufacturing processes. Omnirel believes, however, that its proprietary processes and product technologies are such that they give it a unique position in the design and manufacture of power semiconductor hybrids and multi-chip modules using semiconductor assembly technology. The Omnirel name and logo are unique trademarks. While Omnirel considers that in the aggregate its trademarks are important in its operation, it does not consider that one or any group of trademarks is of such importance that termination could materially affect its business. TACTech maintains copyright protection for its computer software, and claims proprietary trade secret protection through customer licensing agreements.

     Inventory
     ---------

          Omnirel follows industry standards for procurement, sale and return of its inventory. Materials are procured based upon purchase orders which have standard terms and conditions including the right of return for inferior quality or non-compliance with purchase order terms. Omnirel inventory is maintained at its principal place of business in storage facilities with temperature and humidity controls. Omnirel stocks inventory for standard products, and for certain of its custom products.

     Environmental Compliance
     ------------------------

          Omnirel does not use hazardous materials in its manufacturing process nor does the manufacturing process result in the discharge of potentially hazardous material. Omnirel does not expect to incur significant expenditures relating to environmental compliance.

     Research and Development
     ------------------------

          Generally, Omnirel's research and development expenditures involve engineering and design of custom products for specific applications, development of new packaging techniques and development of packaging for new semiconductor devices. Research and development expenditures for the fiscal years ended June 30, 1995, and June 30, 1994, and the nine months ended June 30, 1993 were $1,055,000, $841,000, and $808,000, respectively or 4.7%, 7.3% and 1.5% of sales in those respective periods.

     Employees
     ---------

          As of June 30, 1995, Zing had 157 employees, 102 of whom were employed by Omnirel in a manufacturing capacity and 34 in clerical, administrative, engineering or sales positions at Omnirel. The Company employs four people in executive or administrative functions, and TACTech employs five computer programmers and an additional 12 persons in clerical, sales, customer support and administrative roles. None of Zing's employees are covered by a collective bargaining agreement.

          In March 1995, in exchange for the shares of Omnirel common stock owned by Omnirel's president and his release of his rights to participate in Omnirel's Management Incentive Rights Plan ("MIRP"), Omnirel granted its president options to purchase up to an aggregate of 100,000 shares of Omnirel's common stock pursuant to Omnirel's 1995 Non-Qualified Stock Option Exchange Plan. Also in March 1995 in exchange for their release of rights to participate in the MIRP and concurrently with the grant of options to Omnirel's president, Omnirel granted to other executive employees options to purchase up to an aggregate of 34,000 shares of Omnirel's common stock pursuant to Omnirel's 1995 Non-Qualified Stock Option Plan. As a result of such exchange of shares and the option grants described above, the Company's direct ownership of Omnirel's outstanding shares increased from approximately 96% to approximately 98%; and, on a fully diluted basis, the Company's ownership of Omnirel could be reduced to approximately 84%.

     Properties
     ----------

          The Company leases 750 square feet at a modern office building located in Valhalla, New York, where it maintains its executive offices. The Company pays an annual rent of $15,000 for the Valhalla space. The lease term expires on October 31, 1996. The Company uses all of the leased space.

          Omnirel owns a 6.5 acre parcel of land with a 38,000 square foot, one story, modern facility located in Leominster, Massachusetts, where Omnirel manufactures its products in a clean-room environment. Omnirel's processes are certified to MIL-STD 1772 and registered to ISO 9001. Approximately 12,000 square feet of the Company's facility is rated and certified as a class 10,000 clean-room environment. This location houses all of the operations of Omnirel Corporation. This clean room facility is equipped with design, manufacturing, electrical test and environment screen equipment which are state-of-the-art. Substantially all of Omnirel's facility is productively in use.

          TACTech is currently leasing a facility in Yorba Linda, California from Arrow Electronics on a month-to-month basis at a cost of $3,500 per month. Approximately 40% of TACTech's facility is in productive use.

          The Company does not currently have a formal policy in place specifically addressing investments in real estate and real estate related products. However, the Company's general investment objectives are to invest a majority of its available funds in relatively low risk liquid investments or publicly traded securities and to achieve a maximum aggregate return comprised of both capital appreciation and income distributions consistent with such investments. Although such investments may include real estate and real estate related products, other than the real property described above, they currently do not. The Company can alter its investment policies and investment portfolio at anytime without shareholder consent.

                                   MANAGEMENT

     Directors
     ---------

          The names and ages of all Directors of the Company, their positions with the Company, their term of office and their business background are set forth below:


                                                                Director of
     Name, Age, Principal Occupation, Other Directorships        Zing Since
     ----------------------------------------------------       -----------

     JOHN F. CATRAMBONE, 55, has been President and Chairman           1986
     of the Board of Omnirel Corporation, a manufacturer of power hybrid semiconductor devices since 1985. Omnirel has been a subsidiary of the Company since June 1991.

     MARTIN S. FAWER, 61, became Chief Financial Officer and           1984
     Treasurer in February 1988.  From October 1984 to January
     1988 Mr. Fawer was Treasurer of the Company. He is also the Chief Financial Officer and Treasurer of TACTech and Omnirel, as well as a director of each such entity. For more than five years, Mr. Fawer has been a principal of Fawer and Kupczyk, P.C. and its predecessors, certified public accountants.

     LAURENCE W. HIGGITT, 48, has been employed by Stephen Rose &      1985
     Partners, Limited, investment bankers, in London, England since 1984 and has been on its Board of Directors since 1985.
     Prior to 1984, he  was a fund manager for Lazard Brothers
     & Co. Ltd., merchant bankers, London, England.

     DEBORAH J. SCHRADER, 48, has been Secretary of the Company        1969
     since its incorporation. She is also the Secretary and a director of TACTech, a subsidiary of the Company. She is the wife of Robert E. Schrader.

     ROBERT E. SCHRADER, 51, is the founder of the Company and         1969
     has been President and Chief Executive Officer since its incorporation in 1969. Prior to organizing the Company, Mr. Schrader was an account executive with a division of Lafayette Radio Corporation, a district sales manager of Arrow Electronics, Inc. and held purchasing manager positions with two electronic equipment manufacturers. He is also a director and the president of TACTech and Omnirel Corporation, each a subsidiary of the Company. He is the husband of Deborah J. Schrader.

     HENRY A. SINGER, 58, has been a member of the law firm of         1988
     Morrison Cohen Singer & Weinstein, LLP and its predecessor for more than the past five years. Morrison Cohen Singer & Weinstein, LLP serves as general counsel to the Company.



          The Company's Certificate of Incorporation divides the Board of Directors into two classes, with regular two-year staggered terms. Messrs. Singer, Catrambone and Higgitt are currently up for re-election for a two-year term.

          No director is a director of any company with a class of securities registered pursuant to Section 12 of the Act or of any company registered as an Investment Company under the Investment
     Company Act of 1940. Other than Robert E. Schrader and Deborah J. Schrader, who are married to each other, there is no family relationship among any of the members of the Board of Directors or the officers of the Company.

          In June 1990, the Securities and Exchange Commission filed a civil suit against Henry A. Singer alleging that in August and November of 1987 he purchased shares of common stock of a company listed on the New York Stock Exchange based upon material non-public information. In July 1990, Mr. Singer denied these allegations except that he admitted the fact of his purchase of the shares of such company and the sale for a profit of approximately $34,000 in April 1988. In November 1992, Mr. Singer and the Commission settled the civil action, and, without admitting or denying the allegations in the complaint, Mr. Singer consented to the entry of a final judgment of permanent injunction against his violating securities laws in future trading of any securities. In connection therewith, Mr. Singer paid $34,050, representing the profits from the transaction described in the complaint, together with interest thereon, as well as a civil money penalty in the same amount.

     Executive Officers
     ------------------
                                        Position with Company and Business
     Name                     Age       Experience During Past Five Years
     ----                     ---       ----------------------------------

     Robert E. Schrader*
     Deborah J. Schrader*

     Martin S. Fawer*
     John F. Catrambone*

     Malcolm Baca              54       Executive  Vice  President and
                                        Treasurer  of   the  Company's
                                        TACTech subsidiary since 1987.

     -----------------------

     * See "Directors" above.


          Based upon an examination of Forms 3, 4 and 5 furnished to the registrant in respect of the 1995 Fiscal Year, no persons have failed timely to file any of the foregoing forms in respect of transactions in such year or in respect of a prior year.

     Compensation of Directors
     -------------------------

          The Company pays each director who is not an officer or employee of the company (other than Henry A. Singer) $4,000 per year for his services as a director plus $250 for each Board of Directors meeting attended and for each Committee meeting attended if not held on the same day as a Board meeting. Mr. Singer does not receive such fee, since the firm of which he is a partner is paid its customary legal fees for Mr. Singer's attendance and participation. Such firm was paid $246,550 for legal services rendered to the Company for the 1995 Fiscal Year, of which $5,200 was paid in respect of Mr. Singer's attendance at Board and Committee Meetings. See "Compensation
                                                         ---
     Committee Interlocks and Insider Participation", below.


     Executive Compensation
     ----------------------

          The following table shows, for the three most recently ended fiscal years, the cash compensation paid or accrued for those years to the Chief Executive Officer of the Company and to each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer whose aggregate annual salary and bonus paid in compensation for services rendered in all the capacities in which they served exceeded $100,000 for the Company's Fiscal Year 1994 (the "Named Executives"):


                                           Summary Compensation Table

                                                             Long-Term Compensation
                                                     --------------------------------------
                      Annual Compensation            Awards           Payouts
                     -------------------- ----------------------      -------

                                                                                           Securities
Name and                                                          Other       Restricted   Underlying                  All Other
Principal                                                         Annual       Stock       Options/      LTIP        Compensation(2)
Position                       Year(1) Salary($)   Bonus($)    Compensation($) Awards($)    SARs (#)    Payouts($)  ($)
--------                       ----    ---------   --------    --------------- ---------   -----------  ----------  ----------------
Robert E. Schrader             1993  220,600                                                                           1,481
President, Chief Executive     1994  162,500                                                                           1,800
Officer and Chairman of the    1995  150,000                                                                           1,800
Board

John F. Catrambone(3)          1993   163,625                                                                          2,043
President of Omnirel           1994   207,504       50,000                                                             3,054
Corporation                    1995   207,500      100,000                                                             3,714

Malcolm Baca                   1993   111,754                                                                            783
Vice President and Treasurer   1994   161,479                                                                          1,044
of TACTech                     1995   168,788                                                                          1,044

Martin S. Fawer                1993    75,126                                                                             --
Chief Financial Officer and    1994    99,450                                                                             --
Treasurer                      1995    75,000                                                                        389,996(4)

-------------------------

    (1)On May 19, 1993 the Company's Board of Directors voted to change the Company's fiscal year end to June 30 from September 30. Information for the 1993 Fiscal Year is for the nine months ended June 30, 1993.

    (2)The amounts reflect the following payments of annual life insurance premiums in the 1994 Fiscal Year: $1,800 on behalf of Mr. Robert E. Schrader, $3,054 on behalf of Mr. John Catrambone and $1,044 on behalf of Mr. Malcolm Baca.

    (3)The salary amounts for Mr. Catrambone in each of 1993, 1994 and 1995 include (i) $16,875, $22,500 and $22,500, respectively, representing interest imputed at 9% per annum on the $250,000 interest free loan provided by the Company to Mr. Catrambone for the purchase of the Company's common stock, and (ii) a contractually required annual bonus of $60,000. See "Employment Contracts and Termination of Employment and Change-of-Control Agreements" below.

    (4)This amount reflects the net proceeds paid to Mr. Fawer upon the exercise of his 41,857 Warrants.

    The above amounts do not include certain personal benefits, which do not exceed, as to any executive officer identified above, 10% of his total Annual Compensation.

Grants of Warrants
------------------

     During  the  1995   Fiscal  Year  no   warrants,  options  or  Stock
Appreciation Rights were granted to any Named Executive of the Company.

                            Aggregated Warrant Exercises in Last Fiscal Year
                                   and Fiscal Year-End Warrant Values

                                                                                                Value of Unexercised
                         Shares                            Number of Unexercised             In-the-Money
                        Acquired                              Option/SARs at                 Option/SARs at
                          on              Value                 FY-End (#)                   FY-End ($)
Name                    Exercise(#)      Realized($)      ----------------------            --------------------
----                    -----------      -----------    Exercisable    Unexercisable       Exercisable(1) Unexercisable
                                                        -----------    -------------       -----------    -------------
John F. Catrambone                                           3,000                           $33,292

Martin S. Fawer            41,857         $389,996

------------------------------------
       (1) Based on the fair market value per share of the Common Stock of $12.4375, which was the closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. on June 30, 1995.

     Employment  Contracts  and Termination  of  Employment  and Change-In-
     ----------------------------------------------------------------------
     Control Arrangements
     --------------------

          John Catrambone has an employment agreement with the Company's Omnirel subsidiary. The five year agreement, expiring in June of 1996, provides for a base salary of $125,000 per year, a guaranteed bonus of $60,000 per year and an incentive bonus linked to a set of performance criteria determined annually by Omnirel's Board of Directors and subject to percentage limitations of Mr. Catrambone's base salary (80% for 1995). Mr. Catrambone was loaned $300,000, without interest, by the Company in connection with the purchase of Omnirel by the Company. The Company has guaranteed to Mr. Catrambone the base compensation payments under such employment agreement and pays the $60,000 annual bonus, which is used by Mr. Catrambone to repay such loan. The Company also loaned Mr. Catrambone $250,000, without interest, to purchase shares of the Company's common stock. Such loan, which is due in June, 2001, is secured by the stock so purchased by Mr. Catrambone. Through September 30, 1995, Mr. Catrambone sold 14,500 shares of the Company's Common Stock, and pursuant to his agreement with the Company, he paid down his $250,000 loan with the Company by $80,000.

          During the end of calendar year 1994 and the beginning of calendar year 1995, the Company negotiated with Mr. Catrambone and key employees of Omnirel with respect to terminating Omnirel's existing Management Incentive Plan ("MIP") and revising the ownership structure of Omnirel. In March, 1995, the MIP was canceled and the MIP participants received in exchange for their MIP interests ( on a pro rata basis to their participation in the MIP) options to purchase 61,818 shares of Omnirel common stock exercisable at $8.00 per share. In addition Mr. Catrambone exchanged 2,000 existing options exercisable at $6.50 per share and 18,872.4 shares of Omnirel common stock owned by him for 72,182 new ten year options for Omnirel stock exercisable at $8.00 per share. These options were issued pursuant to a new non-qualified stock option exchange plan. The purpose of these transactions was to exchange for management's existing rights and securities, securities of equal value to that which management and Mr. Catrambone gave up while at the same time creating longer term incentives for Omnirel management to grow its business. In March, 1995, 45,000 options to purchase Omnirel stock exercisable at $8.00 per share were granted to new and old members of Omnirel management to further incentivize management. Such 45,000 options were granted pursuant to a new non-qualified stock option plan.

          Malcolm Baca has an employment agreement with the Company's TACTech subsidiary. The term of Mr. Baca's employment is to expire on May 1, 1997. Mr. Baca's agreement entitles him to a salary of $120,000 per annum, plus five percent (5%) of TACTech's collected revenues in each year, except that on revenues attributable to another commissioned member of TACTech's management Mr. Baca's commission is two and one-half percent (2 1/2%). Effective as from the middle of the 1995 fiscal year, all commissions to Mr. Baca are subject to his required contribution of one-half of one percent (1/2%) of TACTech's collected revenues to a bonus pool fund for the benefit of non-commissioned members of management, which contribution is matched by TACTech. Mr. Baca does not participate in such bonus pool fund. In addition to other customary terms, pursuant to the agreement, Mr. Baca's compensation is subject to a $350,000 per annum maximum. The annual maximum is subject to increase based upon the National Consumer Price Index. In the event Mr. Baca is terminated without good cause, TACTech is obligated to continue to pay compensation to Mr. Baca through April 30, 1997.

          Mr. Schrader does not have an employment agreement with the Company and his compensation is set by the Compensation Committee subject to the approval of the Board of Directors. In connection with the 1993 sale of the Company's high reliability electronic component distribution and value-added businesses to Arrow Electronics, Inc., Mr. Robert E. Schrader entered into a Consulting and Non-Competition Agreement with Arrow. As a consequence of such agreements, Mr. Schrader does not devote his full time to the Company. Pursuant to the terms of his agreement with Arrow, Mr. Schrader is required to devote up to five business days per quarter to the business of Arrow.

     Certain Transactions
     --------------------

          Mr. Singer, a director of the Company during the 1995 Fiscal Year, is a partner at the law firm of Morrison Cohen Singer & Weinstein, LLP, counsel to the Company. Such firm received $179,548 for legal services rendered on behalf of the Company during the 1994 Fiscal Year, of which $5,491.50 was paid in respect of Mr. Singer's attendance at Board and Committee meetings. During Fiscal Year 1993, the same firm received $214,914 for legal services rendered on behalf of the Company, of which $5,600 was paid in respect of Mr. Singer's attendance at Board and Committee meetings.

                                  COMMON STOCK

          The  authorized  capital   stock  of  the  Company   consists  of
     12,000,000 shares of Common Stock. At July 27, 1997, there were 2,597,497 shares of Common Stock outstanding, 81 holders of record and at least 630 beneficial owners.

          Holders of Common Stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors and to receive dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of Common Stock have no preemptive or conversion rights and their stock is not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The Common Stock currently outstanding is, and the Common Stock to be issued upon exercise of a Warrant will be, upon payment of the Warrant exercise price, validly issued, fully paid and nonassessable.

          The Company's Certificate of Incorporation and By-laws provide for a Board of Directors consisting of not fewer than six nor more than ten members, classified into three classes if there shall be nine or more directors, or two classes if there shall be fewer than nine directors in either case with each class being as nearly as possible equal in size to the others, and with at least three directors in each class. The terms of each class are staggered.

          Except for transactions approved by the Board of Directors, the Company's Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the shares entitled to vote on certain mergers, consolidations and sales, leases or exchanges of assets in cases where the offeror controls more than 10% of the Common Stock of the Company.


          The Common Stock of the Company is traded on NASDAQ-NMS, under the symbol ZING. The following table sets forth the high and low closing sales prices of the Company's Common Stock on the NMS for each quarterly period during the last two fiscal years.


------------------------------------------------------------------------------------------------------------------
                                                          High                                      Low
------------------------------------------------------------------------------------------------------------------
         1st Quarter Fiscal Year '94                       2 1/2                                     1 7/8

         2nd Quarter Fiscal Year '94                       2 1/4                                     1 5/8

         3rd Quarter Fiscal Year '94                       2 1/4                                     1 7/8

         4th Quarter Fiscal Year '94                       2 1/4                                     1 3/4

         1st Quarter Fiscal Year '95                       2 1/2                                     1 7/8

         2nd Quarter Fiscal Year '95                       6 3/4                                     2 1/16

         3rd Quarter Fiscal Year '95                       10 1/4                                    4 5/8

         4th Quarter Fiscal Year '95                       12 7/8                                    6 5/8

         1st Quarter Fiscal Year '96                       26 1/2                                    12 1/8


          No cash dividends have been declared on the Company's Common Stock for the fiscal years ended June 30, 1995 and 1994. The present policy of the Company is to retain earnings to provide funds for the operations and expansion of its business.

          The Transfer Agent and Registrar for the Common Stock is Mellon Securities Transfer Services.

                               SECURITY OWNERSHIP

Principal Security Holders
--------------------------

     The following table sets forth, as at November 1, 1995, information concerning the beneficial ownership of voting securities of the Company by each person who is known by management to own beneficially more than 5% of any class of such securities:


                                                Amount
Title of          Name and Address            Beneficially        Percent
Class             of Beneficial Owner            Owned            of Class
-----------  -----------------------------  ----------------  -------------
Common       Robert E. Schrader                1,152,711            44.4%
             72 Haight Cross Road
             Chappaqua, NY  10514

Common       Jesse Greenfield*                   227,350             8.3%
             3765 Wild Palm Court
             Boulder, CO  80434

_____________________________
* Information with respect to beneficial interest of the holder is based on the most recent Schedule 13D or Schedule 13G delivered to the Company by such holder and not on the basis of any independent information with respect to such holdings which the
          Company may possess.


Management
----------

     The following table sets forth, as at November 1, 1995, information concerning the beneficial ownership of each class of equity securities of the Company and its subsidiaries beneficially owned by all directors and officers of the Company and its subsidiaries:


                                                                              Amount
                                          Name and Address                 Beneficially           Percent
           Title of Class               of Beneficial Owner                   Owned             of Class(2)
         ------------------   ----------------------------------------   -----------------   ----------------
         Common               John F. Catrambone                               87,000(1)             3.3
                              167 South Street
                              Carlisle, MA  01741

         Common               Martin S. Fawer                                    89,736              3.5
                              860 Fifth Avenue
                              New York, NY  10021

         Common               Laurence W. Higgitt                               3,000(1)              *
                              Arossa Pilmer Road
                              Corwborough East Sussex
                              ENGLAND  CN6 ZUG

         Common               Henry A. Singer                                   3,000(1)              *
                              c/o Morrison Cohen Singer
                                 & Weinstein, LLP
                              750 Lexington Avenue
                              New York, NY  10022

         Common               Robert E. Schrader                              1,152,711             44.4
                              72 Haights Cross Road
                              Chappaqua, NY  10514

         Common               Deborah J. Schrader                                     0                0%
                              72 Haights Cross Road
                              Chappaqua, NY  10514

         Common               Malcolm Baca                                            0                0%
                              24611 Catalonia Circle
                              Mission Viejo, CA  92691

        ____________________
        (*)  Represents less than 1% of the shares attending.
        (1) Includes 3,000 shares which may be acquired upon exercise of warrants. Mr. Singer's 3,000 warrants are held for the benefit of his firm, Morrison Cohen Singer & Weinstein, LLP.
        (2) Includes shares outstanding and shares which may be acquired upon exercise of warrants.

                              SELLING SHAREHOLDERS

     Identity of Selling Shareholders; Number of Shares Offered
     ----------------------------------------------------------

          The following table sets forth (i) the name of each Selling Shareholder, (ii) the nature of any position, office, or other material relationship which each such Selling Shareholder has had with the Company or any of its affiliates within the last three years,
     (iii) the number of shares of Common Stock owned by each such Selling Shareholder prior to the offering, (iv) the number of shares of Common Stock offered for each such Selling Shareholder's account, and (v) the number of shares of Common Stock and the percentage owned by each such Selling Shareholder after completion of the offering, assuming all Shares offered pursuant to this Prospectus are sold.


                                                                                        Number of Shares
                                                                                        Owned of Record
                             Relationship     Total Shares     Number of Shares         After The Offering,
        Selling                   To          Owned Prior to   Offered for Selling      Assuming That All
        Shareholder          The Company*        Offering      Shareholder's Account    Shares Are Sold        Percent
        -----------          -----------      --------------   ---------------------    -------------------    -------
        John Burrows                          23,034(1)              23,034                       0              **

        Joseph Camarda                        35,582                 35,582                       0              **

        John F. Catrambone   Director         87,000(2)               3,000                  84,000            3.8%

        Michael Decesare                       4,666(3)               4,666                       0              **

        Martin S. Fawer      Director         89,736                 41,857                  50,879              2%

        Laurence W. Higgitt  Director          3,000(2)               3,000                       0              **

        Gordon Leith                           7,500                  7,500                       0              **

        Thomas Ross                            7,500(4)               7,500                       0              **

        Dorothy Schrader                       1,762(5)               1,762                       0              **

        Wayne Schrader                        44,012(6)              44,012                       0              **

        Eugene Sheinman                       16,905                 16,905                       0              **

        Henry A. Singer      Director          3,000*(2)              3,000                       0              **

        William Toumey                         7,500(4)               7,500                       0              **


------------------------------
     1 Includes 23,034 shares which may be acquired upon exercise of Warrants.
     2 Includes 3,000 shares which may be acquired upon exercise of Warrants.
     3 Includes 4,666 shares which may be acquired upon exercise of Warrants.
     4 Includes 7,500 shares which may be acquired upon exercise of Warrants.
     5 Includes 1,762 shares which may be acquired upon exercise of Warrants.
     6 Includes 44,012 shares which may be acquired upon exercise of Warrants.
     * See narratives below further describing the relationships between each selling shareholder and the Company and its affiliates.
     ** Represents less than 1% of the Shares Outstanding.

          John F. Catrambone is a director of the Company and has been President, Chief Executive Officer of Omnirel Corporation since 1985. Omnirel has been a subsidiary of the Company since June 1991.

          Martin S. Fawer is a director of the Company. He became Chief Financial Officer and Treasurer in February 1988. From October 1984 to January 1988 Mr. Fawer was Treasurer of the Company. He is also a director of TACTech and Omnirel, and serves as Chief Financial Officer and Treasurer of both.

          Laurence  W. Higgitt  has been  a director  of the  Company since
     1985.

          Henry A. Singer has been a director of the Company since 1988. He has been a member of the law firm of Morrison Cohen Singer & Weinstein, LLP and its predecessor for more than three years. Morrison Cohen Singer & Weinstein, LLP serves as general counsel to the Company.

          Messrs. Burrows, Camarda, Leith, and Sheinman were all Vice Presidents of the Company whose employments were terminated in May 1993 in connection with the Arrow Sale. Messrs. Camarda, Burrows, and Wayne Schrader were also Directors of the Company prior to the Arrow Sale.

          Wayne Schrader was a Senior  Vice President of the Company.   His
     employment was  terminated in  May 1993 in  connection with  the Arrow
     Sale.

          Thomas Ross was the Comptroller of the Company until December 1993 when he left the employment of the Company.

          Dorothy Schrader was an employee of the Company until May 1993, when she left the employment of the Company.

          Michael Decesare was an employee of the Company until July 31, 1990, when he left the employment of the Company.

          William Toumey was an employee with the Company until May 19, 1993, at which time the Arrow Sale was completed; he is currently employed by Arrow.

                       PLAN OF DISTRIBUTION/SALE OF SHARES

          The sales of the Shares by the Selling Shareholders may be effected, from time to time, on the NASDAQ National Market System or on any stock exchange on which the Shares may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of Shares (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          The Selling Shareholders and any broker-dealers that act in connection with the sale of the Shares hereunder might be deemed to be "Underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of Shares as principal might be deemed to be underwriting compensation under the Securities Act.

          Any broker-dealer acquiring Shares from a Selling Shareholder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the NASDAQ National Market System, at prices related to such prevailing market prices, at negotiated prices, or a combination of such methods.

          The Company has advised the Selling Shareholders that anti-manipulative Rules 10b-2, 10b-6 and 10b-7 under the Exchange Act may apply to their sales in the market, has furnished the Selling Shareholders with a copy of these Rules and has informed the Selling Shareholders of the possible need for them to deliver copies of this Prospectus. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

          Upon the Company's being notified by any Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of Shares involved, the price at which such Shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

          Any Shares which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

          There can be no assurances that the Selling Shareholders will sell any or all of the Shares offered by them hereunder.

          Expenses of the registration of the Shares, up to $.15 per share, will be paid for by the Selling Shareholders. Expenses of registration in excess of $.15 per Share, if any, shall be borne by the Company.



                                 USE OF PROCEEDS

           The Company will not realize any proceeds from the sale of the Shares which may be sold under this Prospectus for the respective accounts of each of the Selling Shareholders. The Company, however, will derive proceeds of approximately $130,981 if all of the currently unexercised warrants are exercised. Such proceeds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the Warrants will be exercised. See "Selling Shareholders" and "Plan of Distribution/Sale of Shares".



                                  LEGAL MATTERS

          The legality of the Shares offered by this Prospectus has been passed upon for the Company by Morrison Cohen Singer & Weinstein, LLP, 750 Lexington Avenue, New York, New York 10022.



                                     EXPERTS

          The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference . Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

          Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") permit indemnification of directors, officers, and employees of corporations under certain circumstances and subject to certain limitations. Section 726 of the NYBCL permits the purchase of insurance to indemnify the corporation and its officers and directors, subject to certain limitations. Section 402(b) of the NYBCL permits the inclusion of a provision in the certificate of incorporation of a corporation eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain limitations.

          Article SEVEN, Section 7.1 of the Company's By-laws, as amended through February 26, 1987, provides that the Company shall indemnify each director and officer of the Company elected, appointed, or continuing to serve after the adoption of Article SEVEN of the By-laws, and may indemnify all other persons whom the Company is authorized to indemnify under the provisions of the NYBCL, to the fullest extent permitted by law, against all legal, accounting, and other expenses and liabilities incurred in connection with any pending or threatened action, suit, or proceeding, civil or criminal, or in connection with any appeal therein, or otherwise, and no provision of the By-laws is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the NYBCL upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized by the NYBCL or other law now or hereafter in effect.

          Article NINTH of the Company's Certificate of Incorporation provides that, except as otherwise specifically provided, no provision of the Company's Certificate of Incorporation is intended to be construed as limiting, prohibiting or denying any of the general or specific powers or rights conferred under the NYBCL, including, in particular, the power of the Company to furnish officers, directors and other Company personnel with indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         INDEX TO FINANCIAL INFORMATION
                    ZING TECHNOLOGIES, INC. AND SUBSIDIARIES

            *Incorporated by reference to the Company's Annual Report
                 on Form 10-K for the year ended June 30, 1995.

                                                                       Page
                                                                       ----

     Report of Independent Accountants . . . . . . . . . . . . . . . . .  *

     Consolidated Balance Sheets at June 30, 1995  . . . . . . . . . . .  *

     Consolidated Statements of Income for the Years Ended
       June 30, 1994 and 1995  . . . . . . . . . . . . . . . . . . . . .  *

     Consolidated Statements of Shareholders Equity for the Years
       Ended June 30, 1994 and 1995  . . . . . . . . . . . . . . . . . .  *

     Consolidated Statements of Cash Flows for Years Ended
       June 30, 1994 and 1995  . . . . . . . . . . . . . . . . . . . . .  *

     Notes to Consolidated Financial Statements  . . . . . . . . . . . .  *

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


     ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Sections 721 to 725 of the New York Business Corporation Law ("NYBCL") permit indemnification of directors, officers, and employees of corporations under certain circumstances and subject to certain limitations. Section 726 of the NYBCL permits the purchase of insurance to indemnify the corporation and its officers and directors, subject to certain limitations. Section 402(b) of the NYBCL permits the inclusion of a provision in the certificate of incorporation of a corporation eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, subject to certain limitations.

          Article SEVEN, Section 7.1, of the Company's By-laws, as amended through February 26, 1987, provides that the Company shall indemnify each director and officer of the Company elected, appointed, or continuing to serve after the adoption of Article SEVEN of the By-laws, and may indemnify all other persons whom the Company is authorized to indemnify under the provisions of the NYBCL, to the fullest extent permitted by law, against all legal, accounting, and other expenses and liabilities incurred in connection with any pending or threatened action, suit, or proceeding, civil or criminal, or in connection with any appeal therein, or otherwise, and no provision of the By-laws is intended to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the NYBCL upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized by the NYBCL or other law now or hereafter in effect.

          Article NINTH of the Company's Certificate of Incorporation provides that, except as otherwise specifically provided, no provision of the Company's Certificate of Incorporation is intended to be construed as limiting, prohibiting or denying any of the general or specific powers or rights conferred under the NYBCL, including, in particular, the power of the Company to furnish officers, directors and other Company personnel with indemnification.

     ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               Estimated Legal Fees        $30,000
               Estimated Accounting Fees   $10,000
               Registration Fees              $945.04



     ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

          In June of 1995, Marty Fawer exercised his warrants to purchase 41,857 shares of Common Stock of the Company at $1.34 per share. The warrants were offered to Mr. Fawer by the Company without registration by relying on the exemption available under Section 4(2) of the Securities Act of 1933, as amended.

     ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          NOTE: Exhibits marked with one asterisk are incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form S-1 (Registration No. 2-93940) filed with the Securities Exchange Commission (the "SEC") on February 26, 1985; exhibits marked with two asterisks are incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration No. 2-93940) filed with the SEC on March 21, 1985; exhibits marked with three asterisks are incorporated by reference to the Registrant's Form 8-K filed with the SEC on February 13, 1993.

          3(i)(1) Restated Certificate of Incorporation, filed with the New York Secretary of State on October 31, 1984.*
              (2)  Certificate   of   Amendment   of   the   Certificate   of
                   Incorporation,  filed with the New York Secretary of State on March 15, 1985.**
              (3)  Certificate   of   Amendment   of   the   Certificate   of
                   Incorporation, filed with the New York Secretary of State on June 9, 1987.
              (4) Certificate of Amendment of the Certificate of Incorporation, filed with the New York Secretary of State on June 16, 1993.

         3(ii)(1)  By-Laws


          5. Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the legality of the securities being registered.

          10 Asset Purchase Agreement, dated as of February 12, 1993, and among the Registrant, certain of its subsidiaries, and Arrow Electronics, Inc.***

          21.  Subsidiaries of Registrant

          23.1 Consent of Ernst & Young LLP

          23.2 Consent of Morrison Cohen Singer & Weinstein, LLP
               (contained in its Opinion filed as part of Exhibit 5)

          24. Powers of Attorney (included on the signature page of the registration statement filed November 8, 1995)


     ITEM 28. UNDERTAKINGS

          A.   The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i)  Include  any  prospectus  required  by     Section
     10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

                    (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) Include any additional or changed material information on the plan of distribution.

               (2) For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Valhalla, State of New York, on this 8th day of November, 1995.

                    ZING TECHNOLOGIES, INC.


                    By:  /s/ Robert E. Schrader
                         --------------------------------------
                         Robert E. Schrader,
                         President and Chief Executive Officer



                           POWER OF ATTORNEY


          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert E. Schrader and Martin S. Fawer or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


     Signature                     Title                              Date
     ---------                     -----                              ----


/s/ Robert E. Schrader        President and Chief Executive      November 8, 1995
------------------------
Robert E. Schrader            Officer


/s/ John F. Catrambone        Director                           November 8, 1995
----------------------
John F. Catrambone


/s/ Martin S. Fawer           Chief Financial Officer,           November 8, 1995
-------------------
Martin S. Fawer               Treasurer and Director



                              Director
-----------------------
Laurence W. Higgitt


/s/ Deborah J. Schrader       Secretary and Director             November 8, 1995
-----------------------
Deborah J. Schrader


/s/ Henry A. Singer           Director                           November 8, 1995
-------------------
Henry A. Singer




                                           EXHIBIT INDEX

Exhibit No. Description                                                                                  Page
----------  -----------                                                                                  ----
   3(i)(1) Restated Certificate  of Incorporation,  filed  with the  New  York                        *
           Secretary of State on October 31, 1984.

  (2)      Certificate of Amendment of the Certificate of Incorporation, filed                        **
           with the New York Secretary of State on March 15, 1985.

--(3) Certificate of Amendment of the Certificate of Incorporation, filed with the New York Secretary of State on March 9, 1987.

--(4) Certificate of Amendment of the Certificate of Incorporation, filed with the New York Secretary of State on June 16, 1993.


-- 3(ii)(1)By-Laws

-- 5.      Opinion of Morrison Cohen Singer & Weinstein, LLP, as to the  legality of the securities being registered.
   10      Asset Purchase Agreement, dated as of February 12, 1993, and among the                        ***
           Registrant, certain of its subsidiaries, and Arrow Electronics, Inc.

-- 21.     Subsidiaries of Registrant

-- 23.1    Consent of Ernst & Young.

   23.2    Consent of Morrison Cohen Singer & Weinstein, LLP
           (contained in its Opinion filed as part of Exhibit 5)

   24. Powers of Attorney (included on the signature page of the registration statement filed November 7, 1995)


NOTE: Exhibits marked with one asterisk are incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement Form S-1 (Registration No. 2-93940) filed with the Securities Exchange Commission (the "SEC") in February 26, 1985; exhibits marked with two asterisks are incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form S-1 (Registration No. 2-93940) filed with the SEC on March 21, 1985; exhibits marked with three asterisks are incorporated by reference to the Registrant's Form 8-K filed with the SEC on February 13, 1993.